Exhibit 99.1
FOR IMMEDIATE RELEASE

HERTZ REVIEWS 2015 FIRST QUARTER OPERATING RESULTS

U.S. Car Rental Fleet Refresh Progressing; Company Reducing Fleet Capacity

Mid-Year Target for Completion of Financial Statement Restatement

ESTERO, Fla., May 14, 2015 - Hertz Global Holdings, Inc. (NYSE: HTZ) (“Hertz” or “the Company”) today released 2015 first quarter operating results and updated the status of its fleet renewal and capacity plans, $200 million annual cost reduction program, senior management hiring initiatives and financial restatement process.

John P. Tague, President and Chief Executive Officer of Hertz, said, “While the first quarter financial results were unsatisfactory, we have made progress that will lead to a stronger second half performance in 2015 and position us well for 2016. We are on a clear path toward improving our revenue execution capabilities, modernizing and aligning our fleet more closely with demand trends, and pursuing our previously announced cost savings opportunities. While we anticipate the second quarter performance will continue to be challenging, by year end we expect that the actions we have made in each of these key areas will give us significant momentum as we work toward realizing our full potential.”

During the first quarter, the Company made progress in the following areas:

•	The U.S. fleet has been significantly renewed since late September with a 47% improvement in the number of vehicles at or below 30,000 miles.

◦	An aggressive disposition program as well as new fleet acquisitions have culminated in improved product quality.

◦
Customer confidence is returning as a result of the younger fleet and investments in service delivery. Hertz’s U.S. car rental Net Promoter Score, a measure of customer satisfaction, eclipsed last year’s level and continues to improve.

•
Hertz has further strengthened its leadership team by adding expertise in the areas of revenue management, sales, customer service, information technology, and fleet and procurement, which will enable the Company to deliver on its performance improvement plan.

•	Data management and forecasting systems have been enhanced for more reliable visibility to fleet, pricing and demand trends.

•	The cost structure is improving as the Company has made significant progress toward its goal of delivering $200 million in annualized cost savings by year end 2015.

As part of the Company’s continued, comprehensive review of the profitability of its operations, it has conducted a location-by-location assessment of its U.S. off-airport retail store profitability. While the Company remains committed to its off-airport operation, by the end of the 2015 second quarter, it will have closed approximately 200 stores, representing 5% of the total off-airport locations and less than 1% of the vehicle fleet. Closing these stores will result in approximately $10 million in annual savings. The Company will continue to rigorously review new store openings and the ongoing profitability of the existing locations on a quarterly basis.

FINANCIAL STATEMENT RESTATEMENT

As previously announced, the previously issued financial statements must be restated and should no longer be relied upon. As a result of the completion of Management's examination of additional accounts in connection with our accounting review and investigation, the Company has identified an additional $30 million in errors above that which had been previously identified. As a result, the impact on GAAP pre-tax income of cumulative errors identified to date, on an unaudited basis, is approximately $42 million, $85 million and $56 million for 2013, 2012 and 2011, respectively, inclusive of $9 million in 2012 and $19 million in 2011, previously disclosed and reflected in the financials included in the Company’s 2013 Form 10-K/A. The review and investigation of the Company’s financial records are ongoing, and amounts are therefore subject to change. The financial information set forth in this release is subject to change based on the completion of the investigation and review, and such changes may be significant.

The Company anticipates filing a Form 10-K for 2014 that will contain audited restated financial statements for 2012 and 2013 and audited financial statements for 2014, as well as selected restated financial information for 2011. This 2014 Form 10-K will also contain quarterly information for the quarters in 2014 and we intend to seek waivers from certain of our lenders in connection with using this format. Hertz continues to expect that it will not be able to file this 2014 Form 10-K, as well as its first quarter 2015 Form 10-Q, before mid-2015, and there can be no assurance that the process will be completed at that time, or that no additional adjustments will be identified.

2015 FIRST QUARTER OPERATING HIGHLIGHTS

U.S. Car Rental
Total U.S. car rental revenue was $1.5 billion in the 2015 first quarter, down 3% from the 2014 first quarter as a result of a 1% decline in transaction days and a 2% decline in Total Revenue Per Day (Total RPD). Excluding lower fuel prices on ancillary revenue, Total RPD was down 1% compared to the 2014 first quarter.

The U.S. car rental Total RPD decline was driven predominantly by lower fuel-related ancillary revenue, a higher mix of off-airport business and a lower mix of higher-rate international inbound business. Excluding the impact of the lower fuel prices and adjusting for the airport and off-airport volume mix, Total RPD was flat compared with the 2014 first quarter.

Transaction days were impacted by a decrease in airport rental volume, driven largely by lower discretionary leisure rentals, disruptions from winter storms, and lower international inbound tour business. The lower airport volume was partially offset by an increase in off-airport volume.

Based on expected industry demand and associated capacity needs, Hertz has moderated its calendar 2015 U.S. fleet plan to reflect a capacity increase of 1.5% to 2.5% over 2014 levels. The Company is committed to maintaining supply consistent with correlated demand drivers, such as GDP and airline passenger volume.

To achieve its targeted supply growth in calendar 2015, Hertz will reduce the amount of new model year 2015 vehicles purchased and increase the amount of vehicles sold out of the existing inventory. In keeping with the revised capacity plan, in the first quarter the Company disposed of 43% more used vehicles compared with the prior year, of which 67% were sold through alternative disposition channels.

For the 2015 first quarter, the Company expects that U.S. car rental monthly depreciation will be within a range of $290 to $300 per unit. U.S. fleet efficiency was approximately 73% in the 2015 first quarter, unchanged from a year ago.

Based on our revised fleet capacity plan combined with expected strong seasonal demand, the Company implemented a broad-based price increase for its Hertz, Dollar and Thrifty brands at U.S. rental locations for pick ups starting on June 14, 2015, and for all dates forward. U.S. airport retail car rentals increased $5 per day and $20 per week. Off-airport retail car rentals increased $3 per day and $10 per week. Weekend rates also reflect price increases of $5 per day for airport rentals and $3 per day for off-airport rentals.

International Car Rental
International car rental segment revenue was $436 million, down 9% in the first quarter due to negative currency translation, but up 5% excluding currency effects, compared to the 2014 first quarter. Total International transaction days were up 4% on a 1% increase in Total RPD, excluding currency effects. Excluding lower fuel prices on ancillary revenue and currency effects, Total International RPD was up 2% compared to the 2014 first quarter.

Europe revenue, which represents 67% of International revenue, was up 7% as compared to the prior-year period, excluding currency effects. Europe transaction days increased 5% on strong demand in Spain, Italy and the UK. Total RPD increased 1% in the quarter, excluding currency effects, driven mainly by an improved business mix from U.S.-source rentals. Excluding the impact of fuel and currency effects, Europe Total RPD was up 3%.

The Asia Pacific operation, which is primarily comprised of Australia and New Zealand, reported 4% year-over-year revenue growth before currency effects driven by a 3% increase in transaction days and a 1% increase in Total RPD, excluding currency effects.

International fleet capacity is expected to be up 1% to 2% compared with 2014.

For the 2015 first quarter, the Company expects that International segment monthly depreciation per vehicle will be within a range of $230 to $240 per unit. International fleet efficiency improved by nearly 200 basis points to approximately 75% in the 2015 first quarter.

Worldwide Equipment Rental
Worldwide equipment rental segment revenue of $355 million decreased 1% in the 2015 first quarter, but was up 2% excluding currency effects, compared with the prior year. Worldwide rental and rental-related revenue was flat in the first quarter due to negative currency exchange rates, but grew 3% excluding currency effects.

In North America in the first quarter, total equipment rental revenue remained flat at $334 million year-over-year, but was 3% higher excluding currency effects. Revenue growth was tempered by accelerating weakness in oil and gas regions as well as a lower level of new equipment and parts sales. Of total North American equipment rental revenue, the U.S. represented 82% with Canada making up the balance. North America rental and rental-related revenue increased 1%, but was up 3% excluding currency effects. Volume in North America increased 4% in the 2015 first quarter. Equipment rental pricing was 2% higher compared with the 2014 first quarter. North American time utilization was 62% which was flat year over year. Dollar utilization at 35% was also flat year over year in the first quarter.

Upstream oil and gas revenue represented roughly 15% of North American equipment rental and rental-related revenue in the first quarter of 2015. Upstream revenue was down 13% in the first quarter, excluding currency effects, as major oil producers reduce spending. In contrast, all other North American rental and rental-related revenue increased 6% excluding currency effects.

Brian MacDonald, President and Chief Executive Officer of Hertz Equipment Rental Corporation, said, “The pressure from upstream oil and gas weakness came on faster than our internal forecast, impacting both revenue and profitability in the latest quarter. Our exposure in Northern Alberta, West Texas and Oklahoma is overshadowing the progress we have made in diversifying our top line into growth markets. As a result, we are reducing operating costs and capital spending to reflect our revised demand outlook.”

Hertz Equipment Rental Corporation Separation
Hertz remains committed to the separation of its equipment rental business and is continuing to advance those plans, although the actual separation will not occur until after the Company has completed its accounting review, filed its financial statements with the SEC, and has completed the audited carve out financial statements for the equipment rental business and requisite SEC filing activities for the separation.

All Other Operations
The Company has grouped information about Donlen fleet leasing and management services together with its other business activities under “all other operations.” All other operations first quarter segment revenue increased 4% over the same period last year. The Company’s Donlen leasing operation’s revenue was up 4% year over year.

FIRST QUARTER 2015 CORPORATE EBITDA ESTIMATE

Although the Company is still working to determine how the accounting issues will impact its profitability for 2015, the Company expects its consolidated Corporate EBITDA for the first quarter will likely be between $200 million and $215 million.

As previously stated, 2015 will represent a transitional year for the Company and therefore will not reflect the full potential of the business.

2015 FOREIGN CURRENCY EFFECTS

The Company does not hedge its operating results against currency movements as they are primarily translational in nature. At foreign currency forward rates as of April 1, 2015, the Company expects currency translation to negatively impact full year 2015 revenue growth by approximately 4.5% or $485 million versus 2014. Currency translation effects are expected to negatively impact 2015 Corporate EBITDA by approximately $85 million versus 2014.

NET PROPERTY AND EQUIPMENT EXPENDITURES

Net property and equipment expenditures were $79 million in the latest quarter. The Company expects full year 2015 non-fleet capital expenditures will be between $275 million and $295 million, which is lower than the 2014 spend, and includes approximately $70 million to complete the build out of the Company’s new headquarters facility by year end.

For the first quarter ended March 31, 2015, the Company is providing the following operating highlights:

Unaudited Revenue and Selected Operating Data by Segment*
	Three Months Ended March 31,			Percent Increase/ (Decrease)
(in millions, except Total RPD)	2015	2014
Consolidated Revenues	$2,441	$2,527		(3)%

U.S. Car Rental Segment
Total Revenue	$1,507	$1,550		(3)%
Transaction Days (in thousands)	32,036	32,360		(1)%
Total RPD	$47.04	$47.90		(2)%
Average Fleet	489,300	491,500	**	—%
International Car Rental Segment
Total Revenue	$436	$481		(9)%
Foreign Currency Adjustment***	23	(45)		NM
Revenue for Total RPD	$459	$436		5%
Transaction Days (in thousands)	9,775	9,395		4%
Total RPD	$46.96	$46.41		1%
Average Fleet	144,000	141,400		2%
Worldwide Equipment Rental
Total Revenue	$355	$358		(1)%
Less: Equipment Sales and Other	(23)	(26)		(12)%
Foreign Currency Adjustment***	4	(6)		NM
Rental and Rental-Related Revenue	$336	$326		3%
Average acquisition cost of rental equipment operated during the period	$3,500	$3,512		—%
All Other Operations
Total Revenue	$143	$138		4%
Average Fleet (Donlen)	168,600	176,800		(5)%
NM - Not Meaningful
* Preliminary unaudited results; actuals subject to change upon completion of the Financial Statement Restatement.
** 2014 Q1 US car rental average fleet includes 11,000 and 1,000 Advantage sublease and Hertz On Demand vehicles, respectively, that do not correspondingly have transaction days associated with them and thus are excluded when calculating fleet efficiency.
*** Amounts shown are based on December 31, 2014 foreign exchange rates.

Selected Unaudited Financial Information*
	Three Months Ended March 31,
(in millions)	2015	2014
Net Capital Expenditures:**
Net Revenue Earning Equipment Expenditures
U.S. Car Rental	$1,038	$568
International Car Rental	(150)	(100)
Worldwide Equipment Rental	56	88
All Other Operations	160	164
Total Net Revenue Earning Equipment Expenditures	1,104	720
Net Property and Equipment Expenditures	79	57
Total Net Capital Expenditures	$1,183	$777

Debt:	March 31, 2015	December 31, 2014
Corporate Debt	$6,434	$6,431
Fleet Debt	9,917	9,562
Total Debt	$16,351	$15,993

Liquidity:	March 31, 2015	December 31, 2014
Senior ABL Facility Borrowing Capacity and Availability	$933	$1,019
Cash and Cash Equivalents	594	521
Corporate Liquidity	$1,527	$1,540
* Preliminary unaudited results; actuals subject to change upon completion of the Financial Statement Review.
** Amounts represent capital expenditures net of (proceeds from disposals).

ABOUT HERTZ

Hertz operates the Hertz, Dollar, Thrifty and Firefly car rental brands in more than 10,300 corporate and licensee locations throughout approximately 145 countries in North America, Europe, Latin America, Asia, Australia, Africa, the Middle East and New Zealand. Hertz is the largest worldwide airport general use car rental company with more than 1,600 airport locations in the U.S. and more than 1,300 airport locations internationally. Product and service initiatives such as Hertz Gold Plus Rewards, NeverLost®, Carfirmations, Mobile Wi-Fi and unique vehicles offered through the Adrenaline, Dream, Green and Prestige Collections set Hertz apart from the competition. Additionally, Hertz owns the vehicle leasing and fleet management leader Donlen Corporation, operates the Hertz 24/7 hourly car rental business and sells vehicles through its Rent2Buy program. The Company also owns Hertz Equipment Rental Corporation (“HERC”), one of the largest equipment rental businesses with more than 350 locations worldwide offering a diverse line of equipment and tools for rent and sale. HERC primarily serves the construction, industrial, oil, gas, entertainment and government sectors. For more information about Hertz, visit: www.hertz.com.

NON-GAAP FINANCIAL MEASURES

Corporate EBITDA is a non-GAAP financial measure. Management believes that Corporate EBITDA is useful in measuring the comparable results of the Company period-over-period. The GAAP measure most directly comparable to Corporate EBITDA is pre-tax income. Because we are still working through the impact that the accounting issues will have on the Company’s preliminary pre-tax income, specific quantifications or ranges of the amounts that would be required to reconcile Corporate EBITDA are not available. The Company believes that until it finalizes its accounting review and audit there is a degree of volatility with respect to certain of the Company’s GAAP measures, certain adjustments made to arrive at the relevant non-GAAP measures and the adjustments related to the ongoing restatement, which preclude the Company from providing accurate GAAP to non-GAAP reconciliations for the first quarter of 2015. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Corporate EBITDA to preliminary first quarter 2015 pre-tax income would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above. Once the accounting review and audit have been completed, and the Company has determined its Corporate EBITDA for the first quarter of 2015, a full reconciliation of its first quarter 2015 Corporate EBITDA to pre-tax income will be provided in the Company’s Form 10-Q for the fiscal quarter ended March 31, 2015.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS

Certain statements contained in this release, and in related comments by the Company's management, include "forward-looking statements." Forward-looking statements include information concerning the Company's liquidity and its possible or assumed future results of operations, including descriptions of its business strategies. These statements often include words such as "believe," “becoming,” "expect," "project," "potential," "preliminary," "anticipate," "intend," "plan," "estimate," "seek," "will," "may," "would," "should," "could," "forecasts" or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate in these circumstances. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company's actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K. Some important factors that could affect the Company's actual results include, among others, the thorough review and investigation of the Company's internal financial records that is being conducted, additional time that may be required to complete the review, the ability of the Company to remediate any material weaknesses in its internal control over financial reporting, the ability of the Company's lenders to exercise any remedies under the Company's indebtedness, the final results of the SEC's inquiry or any other governmental inquiries or investigations, and those that may be disclosed from time to time in subsequent reports filed with the SEC and those described under "Risk Factors" set forth in Item 1A of the annual report on Form 10-K/A for the year ended December 31, 2013 of the Company. You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS: Investor Relations: Hertz Leslie Hunziker (239) 552-5700 lhunziker@hertz.com	Media: Hertz Richard Broome (239) 552-5558 rbroome@hertz.com